Filed pursuant to Rule 424(b)(3)

Registration No. 333-179460

PROSPECTUS SUPPLEMENT NO. 40
to Prospectus declared
effective on May 10, 2012
(Registration No. 333-179460)
TWIN CITIES POWER HOLDINGS, LLC

This Prospectus Supplement No. 40 supplements our Prospectus declared effective May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, August 31, 2012, September 20, 2012, October 12, 2012, November 2, 2012, November 14, 2012, December 20, 2012, December 31, 2012, January 8, 2013, March 1, 2013, March 18, 2013, March 29, 2013, April 1, 2013, May 2, 2013, May 15, 2013, May 31, 2013, June 10, 2013, June 17, 2013, June 19, 2013, June 20, 2013, August 14, 2013, August 16, 2013, August 26, 2013, September 11, 2013, November 1, 2013, November 14, 2013, December 10, 2013, December 31, 2013 and March 17, 2014 (collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 40 together with the Prospectus.

This Prospectus Supplement No. 40 includes the attached Current Report on Form 8-K of Twin Cities Power Holdings, LLC as filed by us with the Securities and Exchange Commission on March 26, 2014.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, Pennsylvania, South Dakota, Texas, Utah, Vermont, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the Prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 40 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 40 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 40 is March 26, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 11, 2014

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota		27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota		55044
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2014, Twin Cities Power Holdings, LLC (the “Company”) entered into a First Amendment to Employment Agreement with its Chief Executive Officer and President, Timothy S. Krieger, effective January 1, 2014. Mr. Krieger is the beneficial owner of 100% of the Company’s outstanding equity. Pursuant to the amended employment agreement, as of January 1, 2014, Mr. Krieger no longer receives a salary from the Company but receives distributions on both his preferred and common units. If Mr. Krieger’s employment is terminated for reasons other than cause, he will receive no severance pay. If Mr. Krieger’s employment is terminated for any reason other than non-renewal, he is subject to a non-compete agreement for a period of six months. If his employment is not renewed by the Company at the end of the original one-year term or any subsequent renewal term, Mr. Krieger will not be subject to a non-compete and he will not receive any severance pay.

On March 11, 2014, the Company entered into a Third Amendment to Employment Agreement (“Staska Amendment”) with its Vice President – Risk Management and Chief Risk Officer, Stephanie Staska. The Staska Amendment amends Ms. Staska’s employment agreement by increasing her annual salary to $180,000. By its terms, the Staska Amendment was effective March 1, 2014.

The foregoing descriptions are qualified in their entirety by references to the amendments filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)

10.1	First Amendment to Employment Agreement dated March 24, 2014 between Twin Cities Power Holdings, LLC and Timothy S. Krieger.
10.2	Third Amendment to Employment Agreement dated March 11, 2014 between Twin Cities Power Holdings, LLC and Stephanie Staska.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2014	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

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Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (First Amendment) is entered into the 24th day of March, 2014 (“Execution Date”) and effective this 1st Day of January, 2014 (“Effective Date”) by and between TWIN CITIES POWER HOLDINGS, L.L.C., a Minnesota Limited Liability Company, with its principal place of business at 16233 Kenyon Avenue, Suite 210, Lakeville, Minnesota 55044 (the “COMPANY”) and TIMOTHY S. KRIEGER an individual with his principal residence at 19555 Oak Grove Ave. Prior Lake Minnesota 55372 (the “EMPLOYEE”).

The PARTIES entered into an Employment Agreement on the 1st day of January, 2012.

The PARTIES wish to amend certain terms and conditions in the Employment Agreement pursuant to this First Amendment.

The PARTIES have herein agreed to this First Amendment to the Employment Agreement to amend the terms and conditions set forth therein.

NOW THEREFORE, in consideration of the mutual covenants, terms, and conditions herein contained, it is hereby agreed by and between the PARTIES:

1, Section 4 COMPENSATION is AMENDED:

(a) Salary. The COMPANY shall pay to the Executive a salary of Zero Dollars ($0.00) per annum (the “SALARY”); provided, however, that the Board Shall consider increasing the Executive’s Salary in the event the Executive is no longer the beneficial owner of 100% of the outstanding equity of the COMPANY.

(b) Bonus. The Executive shall be eligible to receive an annual cash bonus (the “Bonus”) at the conclusion of each year of service. The amount of the Bonus, if any, shall be determined based on a formula and performance measures agreed to between the Executive and the Board at the time of, and in connection with, the Company’s annual budget process, such formula to provide for some form of partial payout to be determined based on the achievement or partial achievement of the relevant performance metrics. Such Bonus shall be paid no later than sixty (60) days following the end of the year of service for which it is payable (or if paid pursuant to Section 7(g) of this Agreement in accordance with the provisions of such section).

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(c) Equity Incentive. The Executive shall receive an equity incentive in accordance with Section 11 below.

(d) Other Benefits. During the term of the Executive’s employment hereunder, in addition to the Salary and the Bonus, the Executive shall be entitled to participate in health, insurance, pension, and other benefits provided to other senior executives of the Company on terms no less favorable than those available to senior executives of the Company generally (collectively “Benefits”). The Executive shall also be entitled to three weeks of vacation per year and the same number of holidays, sick days and other benefits as are generally allowed to other senior executives of the Company in accordance with the Company policies in effect from time to time generally.

(e) Taxation of Payments and Benefits. The Company may make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that the Company reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

SECTION 5 Reimbursements for Expenses. The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder in accordance with Company policy, including expenses for travel, entertainment, lodging and similar items, in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Board from time to time. The Company shall reimburse the Executive for all such expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the policy of the Company, as in effect from time to time.

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SECTION 6 Employment at Will. Subject to the provisions and conditions of this Agreement (including, without limitation, Section 7), the Executive’s employment hereunder shall be effective as of the date hereof. Executive’s employment shall be employment “at will,” under which both Executive and the Company shall be entitled to terminate this Agreement and the employment relationship, with or without Cause or Good Reason (each as hereinafter defined), at any time, subject to the requirements of Section 7 hereof.

2. All other terms and conditions of the Employment Agreement dated the 1st day of January, 2012 remain unchanged except as hereinbefore amended by this FIRST AMENDMENT to EMPLOYMENT AGREEMENT.

[SIGNATURE PAGE FOLLOWING ON PAGE 4]

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The COMPANY and the EMPLOYEE have duly executed this First Amendment to the Employment Agreement as of the date and year set forth in the first paragraph to this First Amendment.

TWIN CITIES POWER HOLDINGS, L.L.C.

/s/ Timothy S. Krieger
By:	TIMOTHY S. KRIEGER
Its:	President/CEO

/s/ Keith W. Sperbeck
By:	KEITH W. SPERBECK
Its:	Secretary

EMPLOYEE

/s/ Timothy S. Krieger
By:	TIMOTHY S. KRIEGER

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Exhibit 10.2

THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (Third Amendment) is entered into the 11th day of March, 2014 (“Execution Date”) and effective this 1st Day of March, 2014 (“Effective Date”) by and between TWIN CITIES POWER HOLDINGS, L.L.C., a Minnesota Limited Liability Company, with its principal place of business at 16233 Kenyon Avenue, Suite 210, Lakeville, Minnesota 55044 (the “COMPANY”) and STEPHANIE STASKA, an individual with her principal residence at 1521 78th Avenue, Roberts, Wisconsin 54023 (the “EMPLOYEE”).

The PARTIES entered into an Employment Agreement on the 18th day of August 2008 and which Employment Agreement was amended by a First Amendment to Employment Agreement dated January 1st, 2012; and a Second Amendment to Employment Agreement dated December 31, 2012. (the “EMPLOYMENT AGREEMENT”) the Employment Agreement was assigned by TWIN CITIES POWER, L.L.C. to TWIN CITIES POWER HOLDINGS, L.L.C on March 10th, 2014.

The PARTIES wish to amend certain terms and conditions in the Employment Agreement pursuant to this Third Amendment.

The PARTIES have herein agreed to this Third Amendment to the Employment Agreement to amend the terms and conditions set forth therein.

NOW THEREFORE, in consideration of the mutual covenants, terms, and conditions herein contained, it is hereby agreed by and between the PARTIES:

1.	Section 4 Compensation is amended.

a)	Salary. The COMPANY agrees to pay the EMPLOYEE an annual base salary of $180,000.00 (the “Base Salary”), in equal semi-monthly installments, and in arrears, in accordance with the standard payroll practices of the COMPANY. Within 30 days of the anniversary date of this Agreement and within 30 days of every anniversary thereafter, during the term of this Agreement, the Base Salary will be reviewed by the President, considering both the EMPLOYEE’s performance and the performance of the COMPANY during the preceding calendar year. If the EMPLOYEE’s Base Salary is adjusted by the COMPANY, such adjusted Base Salary shall then constitute the Base Salary for all purposes under this Agreement.

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b)	Benefits and Vacation. The EMPLOYEE will be entitled to participate in all benefit plans adopted by the COMPANY to the extent that the terms of such benefit plans permit the EMPLOYEE to participate. The EMPLOYEE will be entitled to 25 days per year of personal time off (“PTO”) and all legal holidays observed by the COMPANY, in each case, in accordance with the COMPANY’s policies as in effect from time-to-time. In the event EMPLOYEE does not use all PTO for a given fiscal year, up to 2 days of unused PTO may be carried over to the next fiscal year. The EMPLOYEE will be additionally allowed to work from home up to 60% of all work days depending on the workload of the COMPANY as determined in the total discretion of the President of the COMPANY.

c)	401K. The COMPANY agrees to establish a 401k for EMPLOYEE by December 31, 2008.

d)	Bonus. The EMPLOYEE shall be eligible for a discretionary bonus based on the performance of the EMPLOYEE and the profitability of the COMPANY.

2.	All other terms and conditions of the Employment Agreement dated the 18th day of August 2008 as amended by the First and Second Amendments to Employment Agreement remain unchanged except as hereinbefore amended by this Third Amendment to Employment Agreement.

[SIGNATURE PAGE FOLLOWING ON PAGE 3]

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The COMPANY and the EMPLOYEE have duly executed this Third Amendment to the Employment Agreement as of the date and year set forth in the first paragraph to this Third Amendment.

TWIN CITIES POWER HOLDINGS, L.L.C.

/s/ Timothy S. Krieger
By:	TIMOTHY S. KRIEGER
Its:	President/CEO

EMPLOYEE

/s/Stephanie Staska
By:	STEPHANIE STASKA

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